July 30, 2021

Dear Stockholder:

MacKenzie Realty Capital, Inc. is pleased to announce that after resuming our regular quarterly dividend last quarter, we are increasing the dividend to the rate of $0.06 per share.  The Board of Directors is particularly pleased to be able to declare this dividend as it was more than supported by cash flow from operations for the quarter ended June 30, 2021.  The dividend is payable to shareholders of record as of July 9, 2021.

We anticipate continued recovery in the performance of our portfolio and believe that we may be able to continue to increase our dividend rate in the future.  We have also recently filed an Offering Circular for the sale of a newly created class of preferred stock.  We are excited about the opportunities that our next capital raise will provide, including, for example, being able to take control of a portfolio company by replacing certain high interest rate obligations with equity from us, which should support further increases in cash flow available to pay common and preferred stock dividends.

We are also aware that many shareholders are concerned about liquidity options in general, and our redemption plans specifically.  The first step toward re-starting our redemption plan is to re-start the dividend.  Because the Dividend Reinvestment Program funds the Share Redemption Program, we needed to have a dividend before we can have redemptions.  As soon as we have sufficient funds in the DRIP to fund redemptions, we can relaunch a Share Redemption Program.  We plan to address this issue again later this year with the goal of providing some reasonable level of liquidity as soon as practical.

As with the previous quarter, we have mainly been focused on consolidating our previously existing investments under our control.  As of June 30, 2021, we will be consolidating the Dimensions28 investment with our financial statements.  Further, we are now under contract to sell the Bishop Berkeley apartment complex for $10.25 million, when it was valued for $7.8 million as of December 31, 2020, and it was purchased for $7.5 million in 2019.  We anticipate closing within 60 days; the contract is now past any contingencies.  The 5210 Fountaingate apartments also sold, which should result in an approximate 15% IRR since 2016.  Lastly, our largest non-traded REIT holding is Phillips Edison & Co., which went public last week at $28 per share, and which compares well with our average cost basis of less than $16.00 per share.  We anticipate realizing this gain when the share lock-up period expires in January.

We have had a tumultuous year, but we are pleased with our progress in transforming the Company into a successful real estate operating venture.  We believe the Company’s future is bright.  We are excited to continue this journey, and we are thankful for our shareholders’ continued support.

Enclosed is your Investor Statement with this quarter’s payment details.  If you invested through a trustee or custodian or requested a third-party deposit, or if you participate in the Dividend Reinvestment Plan, your dividend has been transmitted as directed.  If you receive a cash dividend, your check will arrive separately.  The Board of MRC anticipates making future dividends, if any, within 30 days after the close of the previous fiscal quarter

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

This letter does not constitute an offer to purchase or sell Mackenzie securities, and no securities can be subscribed from the Offering Circular until it is qualified, nor should the Offering Circular be relied upon for any investment decision prior to qualification. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.  A copy of the preliminary Offering Circular that forms a part of the Offering Statement may be obtained on the SEC’s website: https://www.sec.gov/Archives/edgar/data/1550913/000155091321000036/mrc1aapartiiandiii.htm.